EXHIBIT 3

                           [LETTERHEAD OF GLENCORE AG]

Credit Suisse First Boston LLC
Eleven Madison Avenue
New York, New York 10010
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

March 25, 2004

Dear Sirs and Mesdames:

      The undersigned understands that Credit Suisse First Boston LLC ("CSFB") and Morgan Stanley & Co. Incorporated ("Morgan Stanley") propose to enter into an Underwriting Agreement (the "Underwriting Agreement") with Century Aluminum Company, a Delaware corporation (the "Company") and possibly Century Aluminum Employees Retirement Plan and the Century Aluminum of West Virginia, Inc. Hourly Employees Pension Plan (together, the "Selling Shareholders"), providing for the public offering (the "Public Offering") by the several Underwriters, including CSFB and Morgan Stanley (the "Underwriters"), of shares (the "Shares") of the Common Stock, $.01 par value of the Company (the "Common Stock").

      To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of CSFB and Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the "Prospectus"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement, (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, (c) transfers of shares of Common Stock as bona fide gifts; provided that (i) the transferee agrees to enter into a lock-up letter substantially in the form of this Lock-Up Agreement and (ii) the undersigned shall not be required to, and shall not voluntarily, file a report on Form 4 under Section 16(a) of the Securities Exchange Act of 1934 reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred to in the foregoing sentence and (d) sales or other dispositions of shares of Common Stock to the Company to discharge tax withholding obligations resulting from the vesting of performance shares during the term of the Lock-Up Agreement; provided that (i) the undersigned is listed on Schedule I hereto and (ii) the aggregate

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number of shares withheld by the Company for all persons listed on Schedule I hereto shall not exceed 100,000 shares of Common Stock. In addition, the undersigned agrees that, without the prior written consent of CSFB and Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the undersigned's shares of Common Stock except in compliance with the foregoing restrictions.

      The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

      Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters. If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

                              Very truly yours,

                              GLENCORE AG


                              /s/ Zbynek E. Zak      /s/ Lotti Grenacher Hagmann
                              -----------------      ---------------------------
                              Zbynek E. Zak          Lotti Grenacher Hagmann
                              Director               Officer

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                                   Schedule I

Craig A. Davis
Gerald J. Kitchen
David W. Beckley
E. Jack Gates
Daniel J. Krofcheck
Steve Schneider
Peter C. McGuire
John C. Fontaine
John P. O'Brien
Robert E. Fishman
William R. Hampshire
Roman A. Bninski
Stuart M. Schreiber
Willy R. Strothotte
Glencore International AG